Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3   of  our report dated February 17, 2012, except with respect to the effects of the reclassification of certain operations to discontinued operations as discussed in Note 1 to the financial statements, as to which the date is April 30, 2012, relating to the financial statements and the effectiveness of internal control over financial reporting for the year ended December 31, 2011, which appears in Kinder Morgan Energy Partners, L.P.’s Current Report on Form 8-K dated April 30, 2012.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
May 25, 2012